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                                  Exhibit 99

                      Press Release Dated April 29, 1999








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Date:     April 29, 1999

Contact:  Larry R. Goddard
          Investor Relations Department
          (402) 390-6553

FOR IMMEDIATE RELEASE
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     Omaha, Nebraska (April 29, 1999)--Commercial Federal Corporation (NYSE:
CFB) announced today that its Board of Directors authorized the repurchase of up to 5 percent of the Company's outstanding common stock during the next 18 months. The Company currently has 60,993,876 common shares outstanding.

     Repurchases could be made at any time and in any amount, depending upon market conditions and various other factors. Any repurchase generally would be on the open-market, although privately negotiated transactions are also possible. In compliance with Nebraska law, all repurchased shares will be cancelled.

     "We believe that the repurchase of our shares is an important component of our capital management," stated William A. Fitzgerald, chairman and chief executive officer. "In our opinion, this represents an attractive investment opportunity for the Company."

     Commercial Federal Corporation, with assets of $12.9 billion at March 31, 1999, is the holding company for Commercial Federal Bank, a federal savings bank that operates 254 retail offices in Iowa, Colorado, Nebraska, Kansas, Oklahoma, Missouri, Arizona, South Dakota, and Minnesota.

     Commercial Federal shares are traded on the New York Stock Exchange under the symbol "CFB."